EXHIBIT 10.3

EMPLOYMENT OFFER LETTER TO
MEGHAN FITZGERALD DATED DECEMBER 13, 2005

Dear Meghan:

On behalf of Vion Pharmaceuticals, Inc., I am very pleased to offer you the position of Vice President, Chief Business Officer (or Chief Strategy and Marketing Officer). We will jointly decide on the final title prior to your first day. In this capacity, you will report directly to me. As agreed, your first day of employment will be Tuesday, January 10, 2006.

Your base salary will be two hundred twenty-five thousand dollars ($225,000.00) per annum. In addition, you will be eligible for an annual bonus of up to 25% of base salary. Bonus determination will be based on the achievement of both corporate and individual milestones that will be agreed upon jointly by you and me. As a full-time employee of Vion, you will be eligible for our standard benefits package, a summary of which is attached.

You will be eligible for grants under our Long Term Equity plan which today consists of restricted stock. In that regard, we have agreed that you will be granted one hundred forty thousand (140,000) shares of restricted Vion Pharmaceuticals, Inc. common stock as of your first day of employment. We have agreed that over the next two years, we will grant to you one hundred sixty-six thousand (166,000) in 2007 and one hundred ninety-four thousand (194,000) restricted shares in 2008. The vesting period for the restricted shares granted under this plan will be the earlier of December 31, 2008 or FDA approval for Cloretazine, whichever comes first. Additional terms and conditions of this restricted stock grant will be governed by an agreement consistent with the Restricted Stock Grant Program.

We will provide you with a signing bonus of $75,000 cash plus 20,000 additional shares of restricted stock. The cash will be paid over five months as of the last day of each month beginning January 2006. The restricted shares will vest on April 30, 2006.

You will be entitled to four weeks of vacation.

As of your first day of employment, Vion will enter into an agreement with you pursuant to which you, as an officer of the company, would be entitled to a lump sum severance if your employment were terminated due to a ‘‘change in control’’. Such a payment under these conditions would be equal to the sum of 12 months of the officer’s monthly base salary in effect at the time of the date of termination plus the average of the last two cash bonus payments made to the officer prior to the change in control. Under this situation, you would also be entitled to all payments necessary to provide you with group health insurance benefits substantially similar to those which you were receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date you had obtained new full-time employment.

Consistent with the Company’s policies and in accordance with the agreements signed by all other Company employees, we would expect you to execute and be bound by the terms of the Proprietary Information and Inventions Agreement. Employment with the Company is at will. Any contrary representations which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by yourself and the Chief Executive Officer.

Meghan, we are very enthusiastic (and I personally am ecstatic) about the prospect of having you join Vion, which we believe to be one of the more exciting young oncology companies in the pharmaceutical industry. We will succeed faster and more surely if we can attract people of your quality and track record. If you are in agreement with the terms and accept this offer, please return a signed copy of this letter and the Proprietary Information and Inventions Agreement to me in the envelope provided.

Sincerely yours,

/s/ Alan Kessman
Alan Kessman
Chief Executive Officer

Agreed to this 14th day of December, 2005	by	/s/ Meghan Fitzgerald
Meghan Fitzgerald